EXHIBIT 99.1

February 18, 2025

Dear Stockholders:

LZG International, Inc. (“LZGI”) and Genius Group Limited (“Genius Group”) entered into an Asset Purchase Agreement dated January 23, 2024 (the “Purchase Agreement”), which LZGI asserts Genius Group has breached. LZGI and a majority of its shareholders retained King and Spalding LLP to vigorously enforce LZGI’s and its shareholders’ rights. Among other issues, Genius Group has refused to register and release 7,387,378 Genius Group shares owed to LZGI shareholders (“Consideration Shares”). Without satisfying its Purchase Agreement obligations, Genius Group exploited the audited financials of LZGI’s Prime Source Group to secure a registration for $250 million at-the-market financing, see, Genius Group’s use of the audits for LZGI’s subsidiary Prime Source, being delivered in exchange for the Consideration Shares plus other consideration under the terms of the Purchase Agreement, Genius Group F-1/A, Exhibit 21.1, https://www.sec.gov/Archives/edgar/data/1847806/000149315224028927/ex21-1b.htm. Genius Group’s refusal to register and distribute the Consideration shares under the Purchase Agreement in part caused legal actions initiated by a small group of LZGI shareholders against Genius Group, LZGI, and their respective officers.

Meanwhile, Genius Group incorporated LZGI’s Prime Source financials into its SEC registration and continued selling the registered shares. With millions derived in proceeds from the registered share sales, Genius Group shifted its business model and began to buy Bitcoin. Genius Group also initiated proceedings against LZGI in the United States District Court for the Southern District of New York and the International Chamber of Commerce, which LZGI is defending vigorously. After reaching a mutually negotiated, signed settlement agreement with LZGI on November 19, 2024, Genius Group publicly announced it and guided investors with “130% Pro Forma Revenue Growth” using Prime Source Group’s pro-forma revenue. On December 13, 2024, Genius Group rescinded the settlement agreement and now also seeks to rescind the Purchase Agreement. Genius Group continues to purchase Bitcoin and engage in litigation tactics. To date, Genius Group has amassed $42 million in Bitcoin using the registered share proceeds incorporating Prime Source financials, issued over 125 million new shares of its common stock, diluting LZGI’s ownership tenfold from when the deal was first agreed, and has threatened further dilution.

On Friday, February 14, 2025, the United States District Court for the Southern District of New York granted a temporary restraining order to freeze Genius Group from “(1) the issuing of any additional shares of its stock (NYSE: GNS) and (2) the purchasing of Bitcoin with funds from investors, funds raised from rights offerings, and funds raised from the purchase of additional shares.”

We are confident in LZGI’s prospects to vigorously secure and enforce its shareholders’ rights and are grateful for your continued confidence and support as we forge ahead.

Should you have any questions, please feel free to contact us at peter.ritz@fatbrain.ai.

Respectfully,

/s/ Peter B. Ritz	/s/ Michael Moe
Peter B. Ritz	Michael T. Moe
CEO, LZG International, Inc.	Executive Chair, LZG International, Inc.